UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2023

Tengjun Biotechnology Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-169397	27-3042462
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

East Jinze Road and South Huimin Road, Food Industry Economic and Technology Development District,

Jinxiang County, Jining City, Shandong Province, China

(Address of principal executive offices and zip code)

(86) 0537-8711599

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 28, 2023, the Board of Directors (the “Board”) of Tengjun Biotechnology Corp (the “Company”) removed Caihong Qu as a member of the Board and the interim CEO and CFO of the Company, and appointed her as the Secretary of the Company, until the next annual meeting of the Company’s stockholders, and until her successor is elected and qualified or until her prior death, resignation or removal.

Effective as of September 28, 2023, the Board appointed Ruiming Zhou as a member of the Board and the CEO and CFO of the Company, until the next annual meeting of the Company’s stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal.

Mr. Ruiming Zhou, age 56, graduated from the First Vocational School of Ba Meng, Inner Mongolia. Since June 2017, he has served as a director at Shandong Tengjunxiang Biotechnology Co., Ltd. Mr. Zhou is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Zhou and any other persons pursuant to which he was appointed as Director of the Company.

Effective as of September 29, 2023, Huaping Lu resigned from the Board of the Company. Ms. Lu’s resignation was not as a result of any disagreements with the Company on any matter relating to its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: September 29, 2023

Tengjun Biotechnology Corp.

	By:	/s/ Ruiming Zhou
Ruiming Zhou
Chief Executive Officer

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